As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	47-3822258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 Regency Parkway, Suite 400 Omaha, Nebraska	68114
(Address of Principal Executive Offices)	(Zip Code)

Green Plains Partners LP 2015 Long-Term Incentive Plan

(Full title of the plan)

Todd A. Becker

President and Chief Executive Officer

Green Plains Holdings LLC

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

(Name and address of agent for service)

(402) 884-8700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	$2,500,000	$15.64	$39,100,000	$4,543.42

(1)	Represents the common units representing limited partner interests (the “Common Units”) of Green Plains Partners LP (the “Registrant”) reserved for issuance under the Green Plains Partners LP 2015 Long-Term Incentive Plan (the “Plan) being registered hereon.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of Common Units as may become available under the anti-dilutions provisions of the Plan.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and
Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the Common Units as reported on The NASDAQ Global Market on June 30, 2015.

PART I

The Registrant will deliver or cause to be delivered to each participant in the Plan the material information regarding the Plan and its operations that will enable participants in the Plan to make an informed decision regarding investment in the Plan. This information will include, to the extent material to the Plan, but not be limited to, the disclosure specified in Item 1 of Part I of Form S-8. The Registrant will prominently disclose, in a clear, concise and understandable manner, any unusual risks associated with participation in the Plan. The Registrant will also provide a written statement to participants in the Plan advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Such documents will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act and such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the SEC, which shall be deemed a part hereof:

(1) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-204279) relating to the Registrant’s Registration Statement on Form S-1 filed on May 18, 2015, as amended on June 11, 2015 and June 16, 2015;

(2) The Registrant’s Current Report on Form 8-K filed on July 1, 2015; and

(3) The description of the Common Units contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37469) filed on June 23, 2015, and any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the terms, conditions and limitations set forth in the Registrant’s First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2015 (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Partnership Agreement, provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), to the fullest extent permitted by law, but subject to certain express limitations, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Registrant:

•	Green Plains Holdings LLC, as the general partner of the Registrant (the “General Partner”);

•	any departing general partner of the Registrant;

II-1

•	any person who is or was an affiliate of the General Partner or any departing general partner of the Registrant;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant or its subsidiaries, the General Partner or any departing general partner of the Registrant or of any of their respective affiliates;

•	any person who is or was serving at the request of the General Partner or any departing general partner of the Registrant or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•	any person the General Partner designates as an “Indemnitee” because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries;

provided , that no Indemnitee will be indemnified and held harmless pursuant to the Partnership Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification under the Partnership Agreement, such Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and provided, further, that no such indemnification will be available to any affiliate of the General Partner (other than the Registrant and its subsidiaries), or to any other Indemnitee, with respect to any such affiliate’s obligations pursuant to the Transaction Documents (as defined in the Partnership Agreement).

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.

The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons for the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “LLC Agreement”), Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the LLC Agreement, in most circumstances, the General Partner will provide indemnification similar to that in the Partnership Agreement for each of the following: (i) Green Plains Inc., as the initial member of the General Partner, and any person later admitted to the General Partner as a member as provided in the LLC Agreement; (ii) any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries); (iii) any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as a members, managers, partner, directors, officer, fiduciary or trustee of another person; provided, however, that a person will not be entitled to indemnification by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any person designated by the board of directors of the General Partner as an indemnitee pursuant to the LLC Agreement.

The General Partner may purchase and maintain (or reimburse its affiliates for the cost of) insurance on behalf of the indemnitees pursuant to the LLC Agreement, the General Partner and its affiliates and such other persons as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by such person in connection with the General Partner’s activities or such person’s activities on behalf of the General Partner, regardless of whether the General Partner would have the power to indemnify such person against such liability under the provisions of the LLC Agreement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and are incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 1, 2015.

Green Plains Partners LP

By:	Green Plains Holdings LLC, its General Partner

By:	/s/ Todd A. Becker
Todd A. Becker President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd A. Becker and Michelle S. Mapes and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2015.

Name	Title (Position with Green Plains Holdings LLC)

/s/ Todd A. Becker Todd A. Becker	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jerry L. Peters Jerry L. Peters	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ Jeffrey S. Briggs Jeffrey S. Briggs	Chief Operating Officer and Director

/s/ George P. Simpkins George P. Simpkins	Chief Development and Risk Officer and Director

/s/ Patrick C. Eilers Patrick C. Eilers	Director

EXHIBIT INDEX

Number	Description

4.1	Certificate of Limited Partnership of Green Plains Partners LP (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-204279) filed May 18, 2015).

4.2	First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 1, 2015).

4.3	Green Plains Partners LP 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 1, 2015).

5.1*	Opinion of Andrews Kurth LLP with respect to the legality of the securities.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.